SCHEDULE 14A

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    ADAPTEC, INC.

(Name of Registrant as specified in its Charter)

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Adaptec Announces Glass, Lewis & Co. Recommends Adaptec Stockholders REJECT Steel Partners’ Consent Solicitation

MILPITAS, Calif. – (BUSINESS WIRE) – Adaptec, Inc. (Nasdaq: ADPT), the global leader in I/O innovation, today reported that Glass, Lewis & Co. has recommended that stockholders reject all of the proposals solicited by Steel Partners II, L.P., a minority investor in Adaptec. Stockholders may follow the recommendation of this leading proxy advisor by submitting the GOLD consent revocation card.

The report by Glass, Lewis & Co. said Steel has “[no] substantive plan for improvement other than a sale of the Company’s operating business.” Glass, Lewis & Co. said that, in its view, now is not the right time to sell the company.

The Oct. 9 report also said Glass, Lewis & Co. “is not convinced that Steel is the appropriate candidate to address the Company’s performance challenges. Given that the Steel Partners nominees have served on the Company’s board since December 2007, with seemingly little improvement in the Company’s operational performance, we see no reason to believe that their re-appointment to the board through the removal of directors [CEO Subramanian] Sundaresh and [Robert J.] Loarie would have a more significant impact at this time.”

“We agree with Glass, Lewis: Steel is proposing the wrong approach at the wrong time. We are encouraged by the improvements in the performance of our operations in the wake of the initiatives the Board launched in 2005. Under CEO Sundaresh, Adaptec has refocused its business and its legacy technologies, added to its cash position and launched new products that are being well received by customers,” said Douglas E. Van Houweling, Chairman of Adaptec’s Governance and Nominating Committee. “The Board is considering additional steps to drive Adaptec to the next level. Already, it has strengthened its oversight of management through the appointment of a Chairman with extensive technology experience, and it has engaged a financial advisor to consider value-creating strategies. The Board remains open to considering options that might deliver value to stockholders, including an acquisition or a sale at the right time, or a return of cash to stockholders.”

Adaptec urges stockholders to follow the recommendation of this independent advisory firm and NOT give consent or sign a white consent card. Instead, mark the “Yes, Revoke My Consent” boxes on the GOLD Consent Revocation card and mail it immediately. If you already have given your consent on a white card, you may revoke it by signing, dating and mailing the GOLD Consent Revocation card immediately.

If stockholders have any questions, or need assistance in revoking their consent, they may contact Georgeson at 1- 800-223-2064 or at adaptecinfo@georgeson.com – or by facsimile at (212) 440-9009.

The company did not seek nor obtain permission from Glass, Lewis & Co. for the disclosure of the information contained herein.

About Adaptec

Adaptec provides innovative data center I/O solutions that protect, accelerate, optimize, and condition data in today’s most demanding data center environments. Adaptec products are used in IT environments ranging from traditional enterprise environments to fast-growing, on-demand cloud computing data centers. The company’s products enable data center managers, channel partners and OEMs to deploy best-in-class storage solutions to meet their customers’ evolving IT and business requirements. Around the world, leading corporations, government organizations, and medium and small businesses trust Adaptec technology. More information is available at www.adaptec.com, on its blog, storageadvisors.adaptec.com, and at adaptec.com/facebook and twitter.com/Adaptec_Inc.

Contacts:

Media:

The Abernathy MacGregor Group

Tom Johnson, 212-371-5999

Ian Campbell and Jim Lucas, 213-630-6550

or

Investors:

Georgeson, 800-223-2064

adaptecinfo@georgeson.com